Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement” or “Employment Agreement”) is made and entered into as of the 8th day of March, 2003, by and between INTERSTATE BRANDS WEST CORPORATION, a Delaware corporation (the “Company”), and Michael D. Kafoure (“Employee”).

The Company and Employee hereby mutually agree as follows:

1.             Employment.

(a)           The Company shall employ Employee, and Employee shall serve the Company on the terms and subject to the conditions set forth herein for a period commencing on January 1, 2003, and terminating on January 1, 2005 (the “Expiration Date”), except as provided in Section 1(b) below.  Employee shall serve in the capacity of Chief Operating Officer.  The duties, responsibilities and authority of Employee shall be those that are normally incident to the office to be held by Employee.  Employee shall devote his best efforts and abilities and all his business time to the affairs and interests of the Company (except as may be otherwise authorized by the Board of Directors of the Company).  Employee’s principal office shall be at Kansas City, Missouri.

(b)           On the first anniversary of the Effective Time (as defined in paragraph 15) of the Employment Agreement and annually thereafter, the Employment Agreement shall be automatically extended for an additional one (1) year period unless terminated by either the Company or Employee by delivery, on or prior to June 1 of such year, of a termination notice to the other party.

2.             Compensation.  For his services to the Company, Employee shall be entitled:

(a)           To receive (i) commencing January 1, 2003, an aggregate base annual salary in the amount not less than Four Hundred Sixty Thousand dollars ($460,000) and (ii) an annual bonus pursuant to the terms of the Incentive Compensation Plan (“Plan”) at the level specified for the Chief Operating Officer under the Plan, as the same may be amended from time to time.  At annual or approximate annual intervals, the Company shall conduct, or cause to be conducted, a review of Employee’s salary, giving attention to all pertinent factors, including without limitation the performance of the Company, the performance of Employee and compensation practices inside and outside the Company.  The Company shall, after such review, determine Employee’s base salary to be paid until the completion of the next review.

(b)           To be covered by noncash benefit plans and programs of the Company that are the same as those that are provided to executives with comparable responsibilities and pay grade, including without limitation retirement plans and programs, health and medical insurance coverage, long-term disability insurance coverage and life insurance coverage.

(c)           To participate in any other benefit programs that are made available to other executives of the Company.

(d)           To receive perquisites that are the same as those that are provided to executives with comparable responsibilities and pay grade, including without limitation monthly club dues, a new company car every three (3) years, an annual allowance for financial counseling (any unused amount may be rolled over to the next succeeding year provided that the amount available in any given year will not exceed twice the annual allowance) and paid vacations.

3.             Termination; Effect of Termination.

(a)           Employee’s employment hereunder shall be terminated prior to the Expiration Date if Employee dies or becomes permanently disabled under circumstances in which he would be entitled to the benefits therefor under the long-term disability insurance coverage referred to in Section 2(b), in which case the Company and Employee shall be released from all further obligations and liabilities hereunder (except as provided in this Section 3, for obligations accrued but not yet paid, for those set forth in Section 5, for liability arising from any breach of this Agreement occurring prior to such termination and except that Employee and his beneficiaries shall be entitled to receive all disability and other benefits payable upon his death or disability).

(b)           If Employee’s employment hereunder is terminated by the Company without his consent or for any reason specified in Section 3(a) (each a “Termination Event”), then the Company shall be obligated for a period of time equal to the balance of the term of this Employment Agreement as set forth in Section 1 remaining as of such Termination Event (the “Severance Period”) to continue to make the full salary payments to Employee required by Section 2(a)(i).  The Company shall also continue to provide to Employee during such Severance Period all health, medical, disability and insurance coverage provided for in Section 2(b).

(c)           For purposes hereof, during the Severance Period Employee shall be deemed to be in service and shall continue to accrue benefits under any retirement plan of the Company and any supplemental retirement benefits agreement in effect between the Company and Employee immediately prior to the Severance Period.  All such payments shall be made without reference to or deduction for any subsequent employment obtained or obtainable by Employee.  In the event that Employee would be ineligible to participate in or be covered by any noncash benefit plan or program by reason of such termination of his employment, the Company shall provide substantially similar benefits or coverage through other sources.

(d)           During the Severance Period the Company shall continue to make all payments of their portion of the premiums for the life insurance in effect with respect to Employee’s life.  Employee shall also be entitled to receive or exercise during the Severance Period all other benefits and rights available under any benefit plans or programs to terminated or discharged employees.

(e)           Notwithstanding any of the other provisions of this Employment Agreement to the contrary, in the event that the Employee is convicted in a court of competent jurisdiction, or the Employee pleads guilty or makes a plea of nolo contendere of any felony crime, the Employee’s employment with the Company shall be terminated and all of the Employee’s rights to any and all compensation and benefits provided under and pursuant to the terms of this Employment Agreement, except to the extent protected by law, shall terminate.

4.             Travel Expense.  Employee’s duties under this Agreement may require a reasonable amount of travel and the incurrence of travel and other business expenses.  The Company shall pay or reimburse Employee for all such reasonable expenses incurred or paid by him upon presentation of expense statements or vouchers and such other information as the Company may reasonably require.

5.             Confidentiality.  Employee shall not at any time during or after the term of this Agreement (and without regard to the circumstances under which this

Agreement or Employee’s employment hereunder may have terminated), directly or indirectly, disclose or permit those under his control to disclose, or use, or permit those under his control to use, except as shall be necessary in the performance of his duties hereunder, any trade secrets or other proprietary information owned by or confidential to the Company or any of its affiliates (as affiliate is defined in Rule 144 promulgated under the Securities Act of 1933 (“Affiliate”)) without the prior written consent of the Company including but not limited to (i) any confidential information concerning the business, affairs, properties, management or prospects (financial or otherwise) of the Company or any of its Affiliates that he may have acquired in the course of, or as an incident to, his employment by the Company or any of its Affiliates or predecessors or (ii) any confidential information entrusted to the Company or any of its Affiliates or predecessors which any such company is obligated to keep confidential.

6.             Restrictions.  The Employee agrees, as a condition of entering into this Employment Agreement, that during the Severance Period the Employee will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity (excluding the Company or one of its Affiliates), directly or indirectly, other than as a 2% or less shareholder of a publicly traded corporation, do any of the following:

(a)                                 carry on any business, or become involved in any business activity, which is competitive with the business conducted by the Company (or one of its Affiliates) immediately prior to a Termination Event; or

(b)                                induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company (or one of its

Affiliates) to discontinue its business with the Company (or one of its Affiliates) or disclose to anyone else any confidential information relating to the identities, preferences, and/or requirements of any such customer.

The Employee agrees (i) that the restraints contained in this Section 6, both separately and in total, are reasonable in view of the legitimate interests of the Company in protecting its trade secret information and business relationships; and (ii) to disclose to any potential future employer during the Severance Period, the terms of the restrictions against competition contained in this Section 6.

If any provision or subpart of this Section 6 is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions and subparts shall be unaffected.  If any provision or subpart of this Section 6 is adjudicated to be invalid or unenforceable because it is overbroad or unreasonable, that provision or subpart shall not be void but rather shall be limited to the extent required to make it reasonable and shall be enforced as so limited.

In the event of a breach of this Section 6, the Company (i) shall have no further liability for any of the severance benefits described in Section 3(b) that have not been paid as of the date of the breach, and (ii) shall be entitled, in addition to any other legal or equitable remedies it may have, to temporary, preliminary and permanent injunctive relief restraining such breach.

7.             Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach of its terms, will be settled by arbitration before a single arbitrator in Kansas City, Missouri, in accordance with the rules then in effect under the Federal Arbitration Act, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  No claim may be arbitrated unless written notice of the basis of the claim is received within 180 days after the party first knew of the existence of the general facts upon which the claim is based.  All arbitration hearings must commence within 90 days after the written notice of the claim.  Employee and the Company shall share equally any fees and expenses of any arbitrator.  The arbitrator will decide what amount, if any, of the prevailing party’s legal fees and expenses will be paid by the non-prevailing party.  For all purposes, this Agreement will be interpreted and enforced under Missouri and United States law, as respectively applicable.

8.             Entire Agreement.  This Agreement is the entire agreement between the parties hereto with respect to Employee’s employment and shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  This Agreement supersedes all prior agreements between the Company (or one of its Affiliates) and Employee and all such prior agreements shall be void and of no further force or effect as of the Effective Time.

9.             No Continuous Waiver.  The waiver by any party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by such party.

10.           Governing Law.  This Agreement shall be subject to, and be governed by, the laws of the State of Missouri.

11.           Transfer, Assignment, Modification, etc.  This Agreement may not be transferred, assigned, modified, amended or waived without the prior written consent of all parties except that the Company may assign this Agreement without the consent of the Employee in the event any person, corporation or other entity, by merger, consolidation, purchase of assets, liquidation, voluntary or involuntary assignment or otherwise, acquires all or a substantial part of the assets of the Company (or one of its Affiliates) or succeeds to one or more lines of business of the Company (or one of its Affiliates.)

12.           Severability.  If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in the Agreement.  If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law.

13.           Notices.  All notices hereunder shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery utilizing a recognized national express delivery carrier such as FedEx, if to Employee, to his attention at the principal office of the Company, and if to the Company, to its principal office, Attention:  General Counsel.  No notice shall be effective if given otherwise than as provided herein.

14.           Effect of Management Continuity Agreement.  In the event of a Qualifying Termination, as defined under the Management Continuity Agreement dated February 3, 2003, by and between Interstate Bakeries Corporation, a Delaware corporation, and the Employee (the “Continuity Agreement”), all of the Employee’s

rights to any compensation and benefits to be provided to Employee in connection with such Qualifying Termination shall be solely governed by and paid pursuant to the terms of the Continuity Agreement and the Employee shall have no rights to any of the compensation and benefits provided for under this Agreement.

15.           Effective Time.  This Agreement may be signed in any number of counterparts each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument and shall become effective as of January 1, 2003 (the “Effective Time”) upon the execution and delivery hereof by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

INTERSTATE BRANDS WEST CORPORATION

By:	/s/ James R. Elsesser
Title: Chief Executive Officer

/s/ Michael D. Kafoure
Michael D. Kafoure